Exhibit 5.1

May 8, 2026

Vaxart, Inc.
310 Utah Avenue, Suite 150

South San Francisco, CA 94080

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Vaxart, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of Form S-1 (such Registration Statement as it may be subsequently amended or supplemented, the “Registration Statement”), with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), covering the resale of up to 32,914,599 shares of common stock, par value $0.0001 per share (the “Common Stock”), to be issued by the Company to Lincoln Park Capital Fund, LLC (the “Selling Stockholder”) pursuant to the Purchase Agreement, dated April 16, 2026, by and between the Company and the Selling Stockholder (the “Purchase Agreement”). Capitalized terms used herein that are not defined shall have the meanings ascribed to such terms in the Purchase Agreement.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Certificate of Incorporation as currently in effect, (ii) the Company’s Bylaws as currently in effect, (iii) the Registration Statement, (iv) the Purchase Agreement, and (v) such corporate records, agreements, documents, and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Common Stock, when duly issued and sold by the Company as contemplated in the Purchase Agreement, will be validly issued, fully paid, and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware) and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Thompson Hine LLP Thompson Hine LLP

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